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                                                     EXHIBIT 20.1




                      PRESIDIO OIL COMPANY

                            ANNOUNCES




     The Interest Rate on Presidio Oil Company's Senior Subordinated Gas Indexed Notes due 1999 (the "GINs") and the Senior Gas Indexed Notes due 2002 (the "Senior GINs") will be 13.250% for the period February 15, 1996 to May 14, 1996. The Gas Index Price for the determination period (the Natural Gas Clearinghouse, Inc. average spot gas price for the 12 months ending December 1995) was $1.50. Since the Base Price of Gas (defined as $1.75 in the Note Indentures) exceeds the Gas Index Price, there is no Additional Interest Rate. Due to its financial condition, the Company has not paid interest on its Senior GINs for any period subsequent to February 14, 1995 and does not anticipate doing so until it has completed the Restructuring or other arrangements currently being considered to alleviate its financial difficulties as discussed in its September 30, 1995 10-Q filed with the Securities and Exchange Commission.
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